As filed with the Securities and Exchange Commission on May 16, 2014
 Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

PGT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-0634715
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1070 Technology Drive North Venice, Florida 34275
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

PGT, INC. 2014 OMNIBUS EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Mario Ferrucci III, Esq. Vice President, General Counsel, and Secretary PGT, Inc. 1070 Technology Drive North Venice, Florida 34275 (941) 480-1600
(Name, address and telephone number, including area code, of agent for service )

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer X
Non-accelerated filer	Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.01 per share	1,500,000 shares	$8.68(2)	$13,012,500.00	$1,676.01

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.01 per share, of PGT, Inc. (the “Company”), which may become issuable under the PGT, Inc. 2014 Omnibus Equity Incentive Plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of common stock.

(2) Computed in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices for a share of the registrant’s common stock on May 9, 2014, as reported on the NASDAQ Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                 Incorporation of Documents by Reference

The following documents previously filed with the SEC are incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013, filed with the SEC on February 28, 2014 (the “Form 10-K”);

(b)	The Company’s Current Reports on Form 8-K, filed with the SEC on January 28, 2014, February 19, 2014 (with respect to Item 5.02 only), March 19, 2014, May 5, 2014, May 9, 2014, and May 13, 2014;

(c)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s Form 10-K referred to in (a) above (other than information contained in Current Reports on Form 8-K that is furnished, but not filed); and

(d)
The description of the Company’s Common Stock set forth in the Company’s registration statement on Form 8-A filed with the SEC on June 16, 2006, and any amendment or report filed for the purpose of updating such description.

In addition, any and all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this registration statement.

Item 4.                 Description of Securities

Not applicable.

Item 5.                      Interests of Named Experts and Counsel

The Company’s Vice President, General Counsel, and Secretary, Mario Ferrucci III, has passed on the validity of the shares of Common Stock to be issued under the Plan.  As of May 13, 2014, Mr. Ferrucci beneficially owns 139,101 shares of Common Stock, including 113,078 shares of Common Stock issuable upon the exercise of outstanding options that are exercisable within 60 days of May 13, 2014.  Mr. Ferrucci is also a participant in the Plan.

Item 6.                      Indemnification of Directors and Officers

Set forth below is a description of certain provisions of the certificate of incorporation and by-laws of PGT, Inc. and the General Corporation Law of the State of Delaware (the “DGCL”), as such provisions relate to the indemnification of the directors and officers of the registrant. This description is intended only as a summary and is qualified in its entirety by reference to the certificate of incorporation, the by-laws and the DGCL.

The certificate of incorporation and by-laws provide that PGT, Inc. shall, to the full extent permitted by Sections 102 and 145 of the DGCL, indemnify all persons whom it may indemnify pursuant thereto and eliminate the personal liability of its directors to the full extent permitted by Section 102(b)(7) of the DGCL.
Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. In an action by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, although the court in which the action or suit was brought or the Delaware Court of Chancery may determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

PGT, Inc. also maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions or deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities, including liabilities arising under the Securities Act. The registrant has also entered into agreements with all of its directors which provide them with indemnification against such liabilities to the fullest extent permitted by law.

Item 7.                 Exemption From Registration Claimed

Not applicable.

Item 8.                      Exhibits

The exhibits listed in the Exhibit Index, which is incorporated herein by reference, are filed as part of this Registration Statement.

In accordance with Item 8 of Form S-8, the undersigned registrant hereby undertakes to submit the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.                      Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the United States, in the city of North Venice, state of Florida, on May 16, 2014.

PGT, INC. By: /s/ Rodney Hershberger
Name: Rodney Hershberger
Title:President and Chief Executive Officer

Each person whose signature appears immediately below constitutes and appoints Jeffrey T. Jackson and Mario Ferrucci III, or either of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Rodney Hershberger Rodney Hershberger	President and Chief Executive Officer (Principal Executive Officer) and Director	May 16, 2014

/s/ Jeffrey T. Jackson Jeffrey T. Jackson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 16, 2014

/s/ Alexander R. Castaldi Alexander R. Castaldi	Director	May 16, 2014

/s/ M. Joseph McHugh M. Joseph McHugh	Director	May 16, 2014
/s/ Brett N. Milgrim Brett N. Milgrim	Director	May 16, 2014
/s/ William J. Morgan William J. Morgan	Director	May 16, 2014

/s/ Richard D. Feintuch Richard D. Feintuch	Director	May 16, 2014

/s/ Floyd F. Sherman Floyd F. Sherman	Director	May 16, 2014

EXHIBIT INDEX

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of PGT, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010, filed with the SEC on March 18, 2010, Registration No. 000-52059).

4.2
Amended and Restated By-Laws of PGT, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010, filed with the SEC on March 18, 2010, Registration No. 000-52059).

4.3
Form of Specimen Certificate of the Company’s common stock, par value $0.01 per share (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 26, 2006, Registration No. 333-132365).

4.4
PGT, Inc. 2014 Omnibus Equity Incentive Plan (incorporated herein by reference to Appendix A to the Company’s definitive proxy statement on Schedule 14A, filed with the SEC on April 2, 2014, Registration No. 000-52059).

5.1	Opinion of the Company’s General Counsel.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of the Company’s General Counsel (included in Exhibit 5.1).*
24.1	Power of Attorney (included on signature page hereto).*
* Filed herewith.